UNITED STATES

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NABI BIOPHARMACEUTICALS

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NEWS RELEASE

Investor Relations 301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

RiskMetrics Group (ISS) and Glass Lewis & Co. Support

Nabi Biopharmaceuticals’ Proposed Asset Sale

Boca Raton, Florida, October 30, 2007 – Nabi Biopharmaceuticals (Nasdaq: NABI) (the “Company”) announced today that RiskMetrics Group (ISS) and Glass Lewis & Co., two of the nation’s leading independent proxy advisory firms, recommend that stockholders of the Company vote “FOR” the Company’s proposed sale of its Biologics strategic business unit and certain Corporate Shared Services assets to Biotest Pharmaceuticals Corporation, a wholly owned subsidiary of Biotest AG, pursuant to an asset purchase agreement dated September 11, 2007. ISS and Glass Lewis provide voting advice to hundreds of institutional investors, mutual and pension funds and other fiduciaries.

“The recommendations of these two leading independent proxy advisory firms confirm our Board of Directors’ unanimous view that the proposed asset sale is in the best interests of Nabi stockholders,” said Dr. Leslie Hudson, Interim President and Chief Executive Officer of Nabi Biopharmaceuticals. “We urge all of our stockholders to vote “FOR” the proposed asset sale today.”

Stockholders are encouraged to read the Company’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed asset sale and reasons behind the Board of Directors’ unanimous recommendation that stockholders vote “FOR” the proposed asset sale. Stockholders who have questions about the asset sale or need assistance in submitting their proxy or voting their shares should contact the Company’s proxy solicitor, Morrow & Co., Inc., toll free at 1-800-662-5200.

The Company’s special meeting of stockholders is scheduled for Thursday, November 8, 2007, at 10:00 a.m., local time, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland. Stockholders of record at the close of business on October 10, 2007 are entitled to notice of and to vote at the special meeting.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and, in certain areas, market products that target serious medical conditions in the areas of hepatitis and transplants, gram positive bacterial infections and nicotine addiction. We are a vertically integrated company with sales of antibodies and other biologics, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], a pipeline of products in various stages of development and a state-of-the-art manufacturing capability. The company operates through two strategic business units: Nabi Biologics and Nabi Pharmaceuticals. Nabi Biologics has responsibility for the company’s protein and immunological products and development pipeline, including Nabi-HB. Nabi Pharmaceuticals is responsible for the NicVAX® (Nicotine Conjugate Vaccine) and StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) development programs. For a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. In September 2007, Nabi announced that it had entered into a definitive agreement with Biotest AG to sell the Nabi Biologics strategic business unit to Biotest Pharmaceuticals Corporation, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], and other plasma business assets, including Nabi’s state-of-the-art plasma protein production plant, and nine FDA-certified plasma collection centers across the U.S. The acquisition also will include certain of Nabi’s Corporate Shared Services group assets and the company’s Boca Raton, Florida headquarters and other facilities, as well as the assumption of certain liabilities, and is expected to close by the end of the year. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our Web site: http://www.nabi.com.

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